Exhibit 4.14
SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (the “Agreement”) is made on the 1st day of January, 2010, by and among CITYLEAD LIMITED, a company limited by shares duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”), the purchaser listed on Schedule 1 attached to this Agreement (the “Purchaser”), ACTIVE CENTURY HOLDINGS LIMITED, a company limited by shares duly incorporated and validly existing under the Laws of British Virgin Islands (the “Founder Holdco”), the Persons listed on Schedule 2 attached to this Agreement (each a “Founder” and collectively the “Founders”, and together with the Founder Holdco, the “Key Holders” and each a “Key Holder”), QIGI&BODEE Technology Limited, a company organized and existing under the Laws of Hong Kong (the “HK Co”), and QIGI&BODEE Technology (Beijing) Co., Ltd., a domestic company duly incorporated and validly existing under the Laws of the PRC (the “Domestic Company”). Each of the Company, the HK Co, the Purchaser, the Key Holders, and the Domestic Company shall be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meaning set forth in Schedule 3 attached hereto.
RECITALS
WHEREAS, prior to the Closing and pursuant to the Plan of Restructuring, the HK Co shall form a wholly owned foreign enterprise organized and existing under the Laws of the PRC (the “WFOE”), which shall become a party to this Agreement by executing and delivering a counterpart signature page hereto.
WHEREAS, this Agreement shall be effective as to all parties except for the WFOE as of the date hereof, and effective all parties and the WFOE as of the date of its execution and delivery of its counterpart signature page.
WHEREAS, the Purchaser desires to purchase from the Company the Shares (as defined in Section 1.1) and the Company desires to sell the Shares (as defined in Section 1.1) to the Purchaser pursuant to the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	PURCHASE AND SALE OF SHARES.

1.1	Sale and Issuance of Share.
Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser at the Closing that number of Class B Ordinary Shares of the Company set forth opposite the Purchaser’s name on Schedule 1, at a purchase price of US$125,000 per share for an aggregate purchase price of US$500,000 (the “Purchase Price”). The Class B Ordinary Shares issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares”.

1.2	Closing; Delivery.
(a)	The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Purchaser mutually agree upon, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 2 and Section 3 (other than conditions that by their nature ate to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (which time and place are designated as the “Closing”)
(b)	At the Closing, the Company shall cause its register of members to be updated to reflect the Shares purchased by the Purchaser and deliver a copy of such updated share register certified by the Company’s registered agent to the Purchaser.
(c)	At the Closing, the Purchaser shall deposit the Purchase Price as indicated on Schedule 1 by wire transfer of immediately available U S dollar hunds into a bank account of the Company acceptable to the Purchaser. All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company.
(d)	Within five (5) Business Days after the Closing, the Company shall deliver to the Purchaser one or more certificates representing the Shares being purchased by the Purchaser hereunder at the Closing as set forth on Schedule 1.
1.3	Use of Proceeds.
In accordance with the directions of the Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, the Company shall use the proceeds from the sale of the Shares for general working capital and other general corporate purposes for the Group Companies.
1.4	Termination of Agreement.
This Agreement may be terminated before the Closing as follows:
(a)	at the election of the Purchaser on or after March 31, 2010, if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and the Purchaser, provided that: (i) the Purchaser is not in material default of any of their obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 1.4(a) shall not be available to the Purchaser if its breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by March 31, 2010;
(b)	by mutual written consent of Company and the Purchaser as evidenced in writing signed by each of the Company and the Purchaser;
(c)	by the Purchaser’ in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not cured or curable within ten (10) Business Days of written notice;

(d)	by the Purchaser if any event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company; or
(e)	by the Company in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Purchaser with respect to such Purchaser that is not cured or curable within ten (10) Business Days of written notice.
The date of termination of this Agreement pursuant to this Section 1.4 hereof shall be referred to as “Termination Date”. In the event of termination by the Company and/or the Purchaser pursuant to this Section 1.4 hereof, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned and rescinded, without further action by the Parties hereto.
1.5	Effect of Termination.
In the event that this Agreement is validly terminated pursuant to Section 1.4, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company or the Purchaser; provided that no such termination shall relieve any Party hereto from liability for any breach of this Agreement. The provisions of this Section 1.5, Section 7, Section 8.1, Section 8.2, Section 8.9, and Section 8.15, hereof shall survive any termination of this Agreement
2.	CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AT CLOSING.
The obligations of the Purchaser to purchase the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:
2.1	Completion of Due Diligence.
The Purchaser shall have satisfactorily completed its business, legal and financial due diligence review, including but not limited to the receipt by the Purchaser of the Financial Statements with respect to each Group Company hereof at the Company’s expense.
2.2	Material Adverse Effect.
Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.
2.3	Proceedings and Documents.
All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. The Group Companies shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Group Companies on or before the Closing.

2.4	Authorizations.
The Warrantors shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Shares and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable.
2.5	Business Plan.
The Company shall have submitted the Business Plan for the fiscal year of 2010 and 2011 to the satisfaction of the Purchaser.
2.6	Representations and Warranties.
The representations and warranties of the Warrantors contained in Schedule 5 shall be true, complete and correct as of the Closing, except for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.
2.7	Restated Articles.
The memorandum and articles of association of the Company shall have been amended as set forth in the form attached hereto as Exhibit B (the “Restated Articles”). Such Restated Articles shall have been duly adopted by all necessary actions of the Board of Directors and/or the members of the Company, and shall have been duly filed with the Registrar of Companies of the British Virgin Islands.
2.8	Shareholders’ Agreement.
The Company, the Key Holders, the Domestic Company, the WFOE and the HK Co shall have executed and delivered the Shareholders’ Agreement in the form attached hereto as Exhibit C.
2.9	Letters of Commitment and Non-Compete.
Each Founder shall have entered into a Letter of Commitment and Non-compete in the form and substance attached hereto as Exhibit D.

2.10	Board of Directors.
As of the Closing, the authorized size of the Board of Directors of the Company, HK Co and WFOE shall be respectively three {3), and the Board of Directors of the Company, HK Co and WFOE shall be comprised of the following members: DONG Defu , DONG Deyou and XU Enhai as set forth in the register of directors, a copy of which shall be certified by the registered agent and shall be delivered to the Purchaser. As of the Closing, the authorized size of the Board of Directors of the Domestic Company shall be three (3), and the Board of Directors of the Domestic Company shall be comprised of the following members: DONG Defu , DONG Deyou and XU Enhai as registered with the relevant company registration authority in Beijing, PRC.
2.11	Employment Agreements.
Each Key Employee listed on Schedule 4 shall have entered into an employment agreement {the “Employment Agreement”) with the WFOE in form and substance attached hereto as Exhibit E.
Each employee of the WFOE or the Domestic Company other than the Key Employees shall enter into an employment agreement with the WFOE or the Domestic Company (where applicable) in the form and substance satisfactory and acceptable to the Purchaser.
2.12	Proprietary Information and Inventions Assignment Agreements.
Each employee (including the Key Employees) and each consultant of each Group Company shall have entered into a confidentiality and proprietary information agreement in the form and substance satisfactory and acceptable to the Purchaser that shall include provisions relating to the assignment of inventions, non-solicitation and non-competition, and the Company shall provide evidence of such agreements to the Purchaser.
2.13	Compliance Certificates.
The Purchaser shall have received (a) a certificate executed and delivered by a director of the Company in the form attached hereto as Exhibit F-1, and (b) a certificate executed and delivered by each Founder in the form attached as Exhibit F-2.
2.14	Indemnification Agreement.
The Company shall have executed and delivered to the Purchaser the Indemnification Agreement in the form and substance attached hereto as Exhibit G.
2.15	Management Rights Letter.
The Company shall have executed and delivered to the Purchaser a Management Rights Letter in the form attached hereto as Exhibit H.
2.16	Compliance with Circular 75.
Each direct and indirect equity interest holder of the Company shall have complied with the registration requirements under Circular 75 issued by the State Administration of Foreign Exchange (“SAFE”) of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 (“Circular 75”), or any successor rule or regulation under PRC law, in relation to the transactions contemplated under this Agreement and the Plan of Restructuring.

2.17	WFOE; Documentation for the Restructuring.
The WFOE shall have been lawfully incorporated under the laws of the PRC. The Company, the Key Holders, the Domestic Company and the WFOE shall have completed the key documentation in connection with the transactions contemplated under the plan of restructuring substantially in the form and substance as attached hereto as Exhibit A-1 (the “Plan of Restructuring”), as may be amended from time to time as required by the Purchaser or as may be approved by the Purchaser, such Plan of Restructuring shall have been completed, and each of the Control Documents attached hereto as Exhibit A-2 shall have been executed and delivered as of the Closing.
2.18	Intellectual Property Assignment.
The Domestic Company shall have entered into an intellectual property assignment agreement with the WFOE in form and substance attached hereto as Exhibit I.
3.	CONDITIONS OF THE OBLIGATIONS OF THE COMPANY AT CLOSING.
The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment by such Purchaser, on or before the Closing, of each of the following conditions, unless otherwise waived by writing:
3.1	Representations and Warranties.
The representations and warranties of the Purchaser contained in Schedule 7 shall be true, complete and correct in all material respects as of the Closing.
3.2	Performance.
The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
3.3	Qualifications.
All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Closing.
3.4	Shareholders’ Agreement.
The Purchaser shall have executed and delivered the Shareholders’ Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.
The Company, the Group Companies and the Key Holders (collectively the “Warrantors”), jointly and severally, represent and warrant to the Purchaser that the statements contained in Schedule 5 attached hereto are true, correct and complete with respect to each Warrantor on and as of the Execution Date, with the same effect as if made on and as of the date of the Closing, except as set forth on the Disclosure Schedule attached hereto as Schedule 6 (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Schedule 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Schedule 5 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
The Purchaser represents and warrants to the Company that the statements contained in Schedule 7 attached hereto are true, correct and complete with respect to such Purchaser as of the Closing.
6.	UNDERTAKINGS.
6.1	Ordinary Course of Business.
From the Execution Date until the earlier of the Termination Date or the Closing, the Key Holders shall cause each of the Group Companies to be conducted in the ordinary course of business and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors. Commencing with the execution and delivery of this Agreement and continuing until the earlier of the Termination Date or the Closing, no Group Company may take any of the actions specified in Section 6.1 of the Shareholders Agreement without satisfying the conditions as provided therein.
6.2	Exclusivity.
From the Execution Date until the earlier of the Termination Date or the Closing, the Group Companies agree not to (i) discuss the sale of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party, or (ii) to provide any information with respect to any Group Company to a third patty in connection with a potential investment by such third party in any equity securities or any other instruments convertible into the equity securities of such Group Company, or (iii) to close any financing transaction of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party (the “Exclusivity Period”). This Section 6.2 shall terminate and be of no further force and effect immediately following the Closing.

6.3	Regulatory Filings.
The Group Companies and the Key Holders shall complete all filings and registrations with the PRC authorities as required by the applicable Laws, including but not limited to the relevant filing and registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the SAFE, etc. Specifically, each direct and indirect equity interest holder of the Company shall update its registration with the Beijing Branch of the SAFE in accordance with the requirements of Circular 75 or any successor rule or regulation under PRC law within thirty (30) days following the Closing.
6.4	Use of Purchaser’s Name or Logo.
Except with the prior written authorization of the Purchaser, none of the Company or the Group Companies shall be entitled to use, publish or reproduce the name, trademark or logo of “Techfaith”, or any similar name, trademark and/or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.
7.	CURE OF BREACHES; INDEMNITY.
7.1	In the event of (a) any breach or violation of or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”, the Key Holders shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Purchaser (it being understood that any cure shall be without recourse to cash or assets of any Group Companies). Notwithstanding the foregoing, the Key Holders shall also, jointly and severally, indemnify the Purchaser and its respective Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of or due to, directly or indirectly, any Breach.

7.2	Notwithstanding the foregoing, the Key Holders shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of or due to, directly or indirectly, any claim for tax which has been made or may hereafter be made against any Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by such Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which such Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which any Group Company claims for tax and in which an arbitration award or judgment is given for such Group Company and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person, provided, however, that the Key Holders shall be under no liability in respect of taxation:
(a)	that is promptly cured without recourse to cash or other assets of any Group Company;
(b)	to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company;
(c)	if it has arisen in and relates to the ordinary course of business of the Group Companies;
(d)	to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statement being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect; and
(e)	to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.
The survival period for any indemnity obligation relating to claims for tax matters arising under this Section 7.2 shall be the applicable statue of limitations for tax claims.
7.3	In the event that an Indemnitee suffers an Indemnifiable Loss as provided in Section 7.1 or 7.2 and the Key Holders are either unwilling or unable to fulfill their obligations under Section 7.1 or 7.2 to indemnify the Indemnitees for the full amount of such Indemnifiable Loss within sixty (60) days of receipt of written notice thereof from the Purchaser, then the Company (or any other Warrantor selected by a majority in interest of the Indemnitees) shall indemnify the Indemnitees such that the Indemnitees shall receive the full amount of such Indemnifiable Loss. Any indemnification provided by the Warrantors other than the Key Holders pursuant to this Section 7.3 shall not prejudice or otherwise affect the right of the Indemnitees to seek indemnification from the Key Holders pursuant to Section 7.1 or 7.2; provided, however, that to the extent the Indemnitees are able to recover any Indemnifiable Loss fiom the Key Holders, the Warrantors other than the Key Holders shall not be obligated to indemnify the Indemnitees with respect to such amount.
7.4	If the Purchaser or other Indemnitee believes that it has a claim that may give rise to an obligation of any Wanantor pursuant to this Section 7, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors pursuant to this Section 7, no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by one Key Holder acting on behalf of the other Key Holders, which shall not be unreasonably withheld. Any dispute related to this Section 7 shall be resolved pursuant to Section 8.15 of this Agreement.
7.5	This Section 7 shall not be deemed to preclude or otherwise limit the Purchaser in any way the exercise of any other rights or pursuit of other remedies for any breach of this Agreement or any other Transaction Documents.

8.	MISCELLANEOUS.
8.1	Survival of Warranties.
Unless otherwise set forth in this Agreement, the representations and warranties of the Warrantors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.
8.2	Confidentiality.
(a)	Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.
(b)	Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose the transaction terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Purchaser, which such approval is not to be unreasonably withheld. The Purchaser may disclose (x) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Purchaser or other third patties and (y) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.
(c)	Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Patties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)	Other Exceptions. Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Patty under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted Party.
(e)	Press Releases, Etc. No announcements regarding the Purchaser’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Purchaser.
(f)	Other Information. The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby
8.3	Transfer, Successors and Assigns.
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
8.4	Governing Law.
This Agreement shall be governed by and construed in accordance with the Law of Hong Kong as to matters within the scope hereof, without regard to its principles of conflicts of laws.
8.5	Counterparts; Facsimile.
This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.6	Titles and Subtitles.
The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
8.7	Notices.
All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature pages, Schedule 1 or Schedule 2, as the case may be, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8	No Finder’s Fees.
Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
8.9	Fees and Expenses.
(a)	The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.
(b)	The Company shall pay the legal costs and expenses incurred or to be incurred by the Purchaser, up to US$50,000 plus taxes and disbursements, including all reasonable costs and expenses in conducting legal due diligence investigations on the Group Companies and in preparing, negotiating and executing all documentation by the outside legal counsel of the Purchaser, which may be deducted at the Purchaser election at Closing from the cash consideration payable by the Purchaser.
(c)	In the event that the Closing does not proceed as a result of a termination by the Purchaser in accordance with Section 1.4(a), (c) or (d), the Company shall bear all the legal costs and expenses incurred by or on behalf of the Purchaser in the preparation of the agreements(s) and all other documents.
8.10	Attorney’s Fees.
If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
8.11	Amendments and Waivers.
Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon the Company, the Key Holders, the Purchaser, and each transferee of the Shares and each future holder of all such securities.

8.12	Severability.
The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
8.13	Delays or Omissions.
No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Patty, shall be cumulative and not alternative.
8.14	Entire Agreement.
This Agreement (including the Schedules and Exhibits hereto), the Restated Articles and the other Transaction Documents constitute the fukk and entire understanding and agreement between the Patties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.
8.15	Dispute Resolution.
(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (.30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.15, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.15 shall prevail.
(d)	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.
(e)	Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.
(f)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
(g)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
8.16	No Commitment for Additional Financing.
The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no oral statements made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.17	Rights Cumulative.
Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof not the waiver of any other right, power or remedy available to such Party.
8.18	No Waiver.
Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
8.19	No Presumption.
The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
8.20	Third Party Beneficiaries.
Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 7 of this Agreement as if it were a Party hereto.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date firs written above.
COMPANY
CITYLEAD LIMITED

By:	/s/ XU Enhai
	Name:	XU Enhai
Capacity: Director
HK CO
QIGI&BODEE TECHNOLOGY LIMITED

By:	/s/ XU Enhai
	Name:	XU Enhai
Capacity: Director

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date firs written above.
WFOE
QIGI&BODEE INTERNATIONAL TECHNOLOGY (BEIJING) CO., LTD.

By:	/s/ XU Enhai
	Name:	XU Enhai
Capacity: Board Chairman

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date firs written above.
DOMESTIC COMPANY
QIGI&BODEE TECHNOLOGY (BEIJING) CO., LTD.

By:	/s/ XU Enhai
	Name:	XU Enhai
Capacity: Board Chairman

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date firs written above.
KEY HOLDERS
ACTIVE CENTURY HOLDINGS LIMITED

By:	/s/ XU Enhai
	Name:	XU Enhai
Capacity: Director
XU ENHAI

By:	/s/ XU Enhai
HAN DELING

By:	/s/ HAN Deling

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date firs written above.
PURCHASER
CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED

By:	/s/ Dong Defu
	Name:	DONG Defu
Capacity: Director

SCHEDULE AND EXHIBITS

Schedules

Schedule 1	Schedule of Purchaser

Schedule 2	Schedule of Key Holders

Schedule 3	Definitions

Schedule 4	Schedule of Key Employees

Schedule 5	Representations and Warranties of the Warrantors

Schedule 6	Disclosure Schedule

Schedule 7	Representations and Warranties of the Purchaser

Schedule 8	Capitalization Table

Exhibits

Exhibit A-1	Plan of Restructuring

Exhibit A-2	Control Documents

Exhibit B	Form of Restated Articles

Exhibit C	Shareholders’ Agreement

Exhibit D	Letter of Commitment and Non-Compete

Exhibit E	Form of Employment Agreement

Exhibit F	Form of Compliance Certificates

Exhibit G	Form of Indemnification Agreement

Exhibit H	Form of Management Rights Letter

Exhibit I	Form of Intellectual Property Assignment Agreement

SCHEDULE 1
SCHEDULE OF PURCHASER

Purchaser	Purchase Price		Number of Shares
CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED	US$	500,000	4
Address for Notices:		—	—
P. O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

SCHEDULE 2
SCHEDULE OF KEY HOLDERS

Name	Addresses and Fax No. for Notice
ACTIVE CENTURY HOLDINGS LIMITED	Address: PO. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands Facsimile: (8610) 6263-8372
XU, ENHAI	Address: No. 2399 Liaoning Road, Chaoyang District, Changchun City, Jilin Province, PRC Facsimile: (8610) 6263-8372
HAN, DELING	Address: 402 Hu, Unit 4, No 2 Building, No. 49 Dunhua Road, Shibei District, Qingdao City, Shandong Province, PRC Facsimile: (8610) 6263-8372

SCHEDULE 3
DEFINITIONS
“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.
“Agreement” has the meaning ascribed to it in Preamble to this Agreement.
“Breach” has the meaning set forth in Section 7.1.
“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong or Beijing are authorized or required to be closed for the conduct of regular banking business.
“Business Plan” has the meaning set forth in Section 25 of Schedule 5.
“Circular 75” has the meaning ascribed to it in Section 2.16.
“Class B Ordinary Shares” means Class B Ordinary Shares of the Company, US$1 per share, which shares are convertible into Company Ordinary Shares in accordance with the terms of Restated Articles
“Closing” has the meaning ascribed to it in Section 1.2(a).
“Company” has the meaning ascribed to it in the Preamble to this Agreement.
“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
“Confidential Information Agreements” has the meaning ascribed to it in Section 19 of Schedule 5.
“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.
“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents” means the following set of contracts in form and substance attached hereto as Exhibit A-2: the Framework Agreement, the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Proxy and the Equity Pledge Agreement.
“Convertible Securities” means, with respect to any specified Person, Securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.
“Directors” means the members of the Board of Directors.
“Disclosing Party” has the meaning ascribed to it in Section 8.2(c).
“Disclosure Schedule” has the meaning ascribed to it in Section 4.
“Domestic Company” has the meaning ascribed to it in Preamble to this Agreement.
“Employee Benefit Plans” has the meaning ascribed to it in Section 16.7 of Schedule 5.
“Employment Agreements” has the meaning ascribed to it in Section 2.11.
“Exclusivity Period” has the meaning ascribed to it in Section 6.2.
“Execution Date” shall mean the date of this Agreement.
“Financial Statements” shall mean the consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with the PRC generally accepted accounting principles (“PRC GAAP”) and applied on a consistent basis throughout the periods indicated.
“Founder” or “Founders” shall mean each of XU, ENHAI and HAN, DELING as listed in Schedule 2.
“Founders Holdco” means ACTIVE CENTURY HOLDINGS LIMITED as listed in Schedule 2.
“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.
“Group Companies” means the Company, the HK Co, the WFOE, the Domestic Company and any other direct or indirect Subsidiary of any Group Company, whether in existence now or in the future, collectively, and “Group Company” means any one of them.
“GC Product or Service” has the meaning ascribed to it in Section 8.7 of Schedule 5.
“HKIAC” has the meaning ascribed to it in Section 8.15(b).
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“Indemnifiable Loss” has the meaning set forth in Section 7.1.
“Indemnitee” has the meaning set forth in Section 7.1.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.
“Key Employee” means each of the Persons listed in Schedule 4.
“Knowledge” including the phrase “to the Warrantors’ knowledge” shall mean the actual knowledge after reasonable investigation of the Founders.
“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.
“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group Companies, taken as a whole.
“Material Agreements” has the meaning ascribed to such term in Section 10.1 of Schedule 5.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
“Ordinary Share” means Ordinary Shares of the Company, US$1 per share.
“Party” or “Parties” has the meaning set forth in the Preamble hereof.
“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity
“Plan of Restructuring” has the meaning ascribed to it in Section 2.17.
“PRC” or “China” means the Peoples’ Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
“Projections” has the meaning ascribed to such term in Section 24 of Schedule 5.
“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.
“Public Software” has the meaning ascribed to it in Section 8.7 of Schedule 5.
“Purchaser” has the meaning ascribed to such term in Preamble hereof.
“Purchase Price” has the meaning ascribed to it in Section 1.1.

“Related Party Transaction” means any transaction between any Group Company on the one hand, and any Founder, or any Affiliate of any Founder on the other hand, other than transactions arising in the ordinary course of an employer/employee relationship
“Reserve” or “Reservation” has the meaning ascribed to such term in Section 4 of Schedule 5.
“Restated Articles” has the meaning ascribed to such term in Section 2.7.
“RMB” means the Renminbi, the lawful currency of the PRC.
“SAFE” has the meaning ascribed to it in Section 2.16.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).
“Shareholders’ Agreement” means the agreement proposed to be entered into among the Company, the Key Holders, the Purchaser and certain other parties thereto, in the form of Exhibit C attached to this Agreement.
“Shares” has the meaning ascribed to it in Section 1.1.
“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the PRC GAAP or U S. GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies.
“Techfaith” means China Techfaith Wireless Communication Technology Limited, including their respective successors and permitted assigns.
“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Control Documents and any other agreements, instruments or documents entered into in connection with this Agreement.
“Transaction Terms” has the meaning ascribed to such term in Section 8.2(a).
“US$” means the United States dollar, the lawful currency of the United States of America.
“Warrantors” has the meaning ascribed to such term in Section 4.
“WFOE” has the meaning ascribed to it in Recitals to this Agreement.

SCHEDULE 4
SCHEDULE OF KEY EMPLOYEES

NAME:	ID Number
• XU Enhai	220224197109224214
• KE Zhonghui	341021197807242418
• RAO Xiaobo	6012219701216721X

SCHEDULE 5
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS
9.	Organization, Good Standing, Corporate Power and Qualification.
Each Group Company is a corporation duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
10.	Capitalization of the Company.
The authorized shares of the Company consist, immediately prior to the Closing, of:
10.1	49,000 Ordinary Shares and 1,000 Class B Ordinary Shares, of which 96 Ordinary Shares are issued and outstanding, immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable securities laws. The Company holds no treasury shares.
10.2	Schedule 8 sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares and Class B Ordinary Shares, and (ii) warrants or stock purchase rights, if any. Except for the rights provided in the Shareholders’ Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or any securities convertible into or exchangeable for Ordinary Share.
10.3	The Company is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the HK Co. The HK Co is the sole legal and beneficial owner of one hundred percent (100%) of’ the equity interest of the WFOE.
10.4	The Founders and the Founder Holdco are the sole legal and beneficial owners of the Ordinary Shares of the Company.
11.	Subsidiaries.
Except as set forth in Section 3 of the Disclosure Schedule, the Company and each Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any Group Company is a participant in any joint venture, partnership or similar arrangement.

12.	Authorization.
All corporate action required to be taken by each Group Company’s board of directors and shareholders in order to authorize each respective Group Company to enter into the Transaction Documents to which each such Group Company is a party, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Group Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company necessary for the performance of all obligations of such Group Company under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Group Company, shall constitute valid and legally binding obligations of each Group Company, enforceable against each Group Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders’ Agreement and the Indemnification Agreement may be limited by applicable securities laws. The issuance of any Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares of the Company shall mean that the Company shall, and the Board of Directors shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Restated Articles or otherwise.
13.	Valid Issuance of Shares.
13.1	The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the this agreement, the Shareholders’ Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser. Subject in part to the accuracy of the representations of the Purchaser in Schedule 7 of this Agreement, the Shares will be issued in compliance with all applicable securities laws. Immediately following the Closing, the Purchaser will be the sole legal and beneficial owner of; and will have good and marketable title to the Shares.
13.2	All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

14.	Governmental Consents and Filings.
No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, Shareholder’s Agreement or the offer, sale, issuance or reservation for issuance of the Shares.
15.	Litigation.
There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Warrantors’ knowledge, currently threatened (i) against any Group Company or any officer, director or Employee of any Group Company that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) to the Warrantors’ knowledge, that questions the validity of the Transaction Documents or the right of any Group Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Group Companies, its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors’) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
16.	Intellectual Property.
16.1	Each Group Company owns or possesses sufficient legal tights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ knowledge, all patents and patent rights, as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 8.1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.
16.2	No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Except as set forth in Section 8.2 of the Disclosure Schedule, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now conducted.

16.3	Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.
16.4	No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company.
16.5	None of the employees of any Group Company or the Founders is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group, or that would conflict with the business of any Group Company as presently conducted. To the knowledge of the Warrantors, it will not be necessary to utilize in the course of the any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the date hereof.
16.6	Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.
16.7	No Public Software (as defined below) forms part of the any product or service provided by any the Group Company (“GC Product or Service”) and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 8.7, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e g , PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

17.	Compliance with Other Instruments.
The Group Companies and the Key Holders are not in violation or default (i) of any provisions of its Memorandum of Association (if any), Articles of Association or any other applicable constitutional document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, of any provision of statute, rule or regulation applicable to such Group Company, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
18.	Agreements; Actions.
18.1	Save for the agreements set out in Section 10.1 of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, contracts or proposed transactions entered into during the period from January 1, 2009, and September. 30, 2009, to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of or payments to, any Group Company in excess of US$10,000 per annum or in excess of US$25,000 in the aggregate, (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Group Company, other than from or to another Group Company or from a Key Holder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect any Group Company’s exclusive tight to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by any Group Company with respect to infringements of proprietary rights. All the Material Agreements are valid, binding and enforceable obligations of the patties thereto and the terms thereof have been complied with by the relevant Group Company, and to the knowledge of the Warrantors’, by all the other parties thereto. There are to the knowledge of the Warrantors’, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

18.2	Save as set out in Section 10.2 of the Disclosure Schedule, the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$10,000 or in excess of US$25,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of Sections 10.1 and 10.2 of this Schedule 5 all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
18.3	No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company.
18.4	Save as set out in Section 10.4 of the Disclosure Schedule or in connection with this Agreement and the other Transaction Documents, no Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.
19.	Conflict of Interest.
19.1	Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of the Company’s share capital in accordance with applicable law, in each instance, disclosed in Section 11.1 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Employees, or any Affiliate thereof, respectively.
19.2	No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ knowledge, none of the Group Companies’ employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with any Group Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

19.3	Except for the Group Companies and the entities set forth in Section 11.3 of Disclosure Schedule, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Key Holder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.
20.	Rights of Registration and Voting Rights.
Except as provided in the Shareholders’ Agreement, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ knowledge, except as contemplated in the Shareholders’ Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.
21.	Absence of Liens.
Except as provided in Section 13 of the Disclosure Schedule, the property and assets owned by the Group Companies are flee and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.
22.	Financial Statements.
The Domestic Company has delivered to the Purchaser its audited Financial Statements for the fiscal year ended December 31, 2007, and December 31, 2008, and for the 9 month period ended September 30, 2009. The Financial Statements fairly present in all material respects the financial condition and operating results of the Domestic Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Domestic Company has no material liabilities or obligations, contingent or otherwise, as of December 31, 2008, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2008; (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under the PRC GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. However, the Domestic Company commits to maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

23.	Changes.
Since December 31, 2008, except as set forth in Section 15 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Documents, there has not been:
(a)	any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on a Group Company;
(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;
(c)	any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;
(d)	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;
(e)	any material change to a material contract or agreement by which any Group Company or any of its assets is bound or subject;
(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;
(g)	any resignation or termination of employment of any officer or Employee of any Group Company;
(h)	any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;
(i)	any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(j)	any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;
(k)	any sale, assignment or transfer of any Group Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;
(l)	receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m)	to the Warrantors’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or
(n)	any arrangement or commitment by the Company to do any of the things described in this Section 15.
24.	Employee Matters.
24.1	Section 16.1 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation payable for each officer, employee, consultant and independent contractor of any Group Company who is anticipated to receive compensation in excess of US$50,000 for the fiscal year ending December 31, 2009.
24.2	To the Warrantors’ knowledge, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.
24.3	No Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all material respects with all applicable laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
24.4	To the Warrantors’ knowledge, no employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as an employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing The employment of each employee of the Company is terminable at the will of the Company Except as set forth in Section 16.4 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 16.4 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

24.5	The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.
24.6	Each former employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.
24.7	Section 16.7 of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 16.7 of the Disclosure Schedule, there is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing schemes, and has complied in all material respects with all applicable laws of any jurisdiction, in relation to the Employee Benefit Plans.
24.8	No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Warrantors’ knowledge, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or to the Warrantors’ knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.
24.9	To the Warrantors’ knowledge, none of the employees or directors of any Group Company during the previous three (3) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

25.	Tax Matters.
25.1	The provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of’ the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. Except as set forth in Section 17 of the Disclosure Schedule, there have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Except as set forth in Section 17 of the Disclosure Schedule, each Group Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Company has paid all taxes that have become due, or have reflected such taxes in accordance with the PRC GAAP as a reserve for taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.
25.2	No member of the Company Group is, nor expects to become, a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”).
25.3	No shareholder of any member of a Group Company, solely by virtue of its status as shareholder of such Group Company, have personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.
26.	Insurance.
Section 18 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any of such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any of such policies of insurance.
27.	Confidential Information and Invention Assignment Agreements.
Each current and former employee, consultant and officer of the Company or any Group Company has executed an agreement with the Company or that Group Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. The Company and any Group Company are not aware that any of their Key Employees is in violation thereof.
28.	Governmental and Other Permits.
Each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default in any material respect under any of such franchises, Governmental permits, licenses or other similar authority.

29.	Corporate Documents.
The memorandum of association, articles of association, and all other. constitutional documents (or analogous constitutional documents) of each Group Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.
30.	Liabilities.
Except as set forth in Section 22 of the Disclosure Schedule or arising under the instruments set forth in Section 10 of the Disclosure Schedule, the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$5,000 in the aggregate.
31.	Compliance with Laws.
31.1	Except as set forth in Section 23.1 of the Disclosure Schedule, each Group Company is in material compliance with all applicable Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties.
31.2	Except as set forth in Section 23.2 of the Disclosure Schedule, no event has occurred and no circumstance exists that to the Warrantors’ knowledge (1) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect.
31.3	No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of; or material failure to comply with, any Law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of any remedial action of any nature.
31.4	No Group Company, nor any director, agent, employee or any other person acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any public official or otherwise (A) to obtain favorable treatment in securing business for a Group Company, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, in each case which would have been in violation of any applicable Law or (ii) established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of a Group Company.

31.5	During the previous five (5) years, no Founder has been (i) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any applicable insolvency law or the appointment of a manager, receiver, or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any regulatory organization to have violated any applicable securities, commodities or unfair trade practices law whatsoever, which such judgment or finding has not been subsequently reversed, suspended, or vacated,
32.	Disclosure; Projections.
The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares, including certain of the Company’s financial projections (the “Projections”), each of which were prepared in good faith. To the Warrantors’ knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
33.	Use of Proceeds Plan and Budget.
The Company has delivered to the Purchaser on or before the Closing an interim use of proceeds plan and operation budget (the “Business Plan”) in accordance with Section 2.5. Such Business Plan was prepared in good faith based upon assumptions and projections which the Founders believe are reasonable and not materially misleading.
34.	Entire Business.
There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of the Domestic Company.

SCHEDULE 6
DISCLOSURE SCHEDULE
Section 1 Introduction
1.1	This Disclosure Schedule forms an inseparable part of the Share Purchase Agreement (the “Agreement”) relating to the subscription of Class B Ordinary Shares of CITYLEAD Limited, a company limited by shares duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”). Unless the context otherwise specifies, all capitalized terms used herein shall have the meanings given to such terms in the Agreement.
1.2	The purpose of this Disclosure Schedule is to disclose matters which may be relevant to and/or to qualify the representations and warranties made by certain parties contained in Schedule 5 of the Agreement (collectively, the “Warranties” and each, a “Warranty”).
1.3	In the event that any inconsistency is revealed between any provision of the Agreement and any part of this Disclosure Schedule, this Disclosure Schedule shall prevail and shall be deemed to be the relevant disclosure.
1.4	The matters disclosed in this Disclosure Schedule be deemed to be representations and warranties under Schedule 5 of the Agreement.
1.5	Inclusion of any item in this Disclosure Schedule (i) does not represent a determination that such item is material or establish a standard of materiality; (ii) does not represent a determination that such item did not arise in the ordinary course of business; (iii) except as specifically set forth herein, does not represent a determination that the transactions contemplated in the Agreement require the consent of third parties.
1.6	The section numbers below correspond to the section numbers of the Warranties in the Schedule 5 of this Agreement; provided however, that any information disclosed herein under any section number shall be deemed-disclosed and incorporated into any other sections of this Disclosure Schedule to which there is an express cross-reference.

Section 2 Disclosure Schedule

Section Number	Specific Disclosure
Section 3	nil
Section 8.1	• Trademark in the process of application:
1. “QiGi” (Application date: 1-10-2008; Application number: 6501874; Category: 09)
2. “QIGI (piture)” (Application date: 3-11-2009; Application number: 7247382; Category: 09)
3. “i-mate” (Application date: 9-27-2007; Application number: 6299651; Category: 09)
• Domain names:
1. qigi.cc;
2. bode cc
Section 8.2	nil
Section 10.1	1.	Sales contract dated January 5, 2009, between the Domestic Company (hereinafter referred to as “QiGI” in this section of the Disclosure Schedule) and Henan Jielong Tongxing Technology Co., Ltd.;
	2.	Sales contract dated January 5, 2009, between QiGi and Taiwan Tianfu Weiye Communications Equipment Co., Ltd.;
	3.	Sales contract dated .January 5, 2009, between QiGi and Tianjin Everyday Commerce Co., Ltd.;
	4.	Sales contract dated January 7, 2009, between QiGi and Changde Yongxiang Trade Co., Ltd.;
	5.	Sales contract dated .January 8, 2009, between QiGi and Foshan Nanhaitian Electronics Co., Ltd.;
	6.	Sales contract dated January 9, 2009, between QiGi and Chongqing Century Communications Technology Development Co., Ltd.;
	7.	Sales contract dated January 9, 2009, between QiGi and Chongqing Tiandi Sheyuan Shangmao Co., Ltd.;
	8.	Sales contract dated ..January 12, 2009, between QiGi and Chengdu Hua- Shangmao Co., Ltd.;
	9.	Sales contract dated January 12, 2009, between QiGi and Guangzhou Xiangjin Digital Technology Co., Ltd.;
	10.	Sales contract dated January 13, 2009, between QiGi and Dongguan Lianyu Electronics Co., Ltd.;
	11.	Sales contract dated .January 15, 2009, between QiGi and Guangzhou Chuangwei Electronics Technology Co., Ltd.;
	12.	Sales contract dated January 15, 2009, between QiGi and Hanzhou Quanyong Maoyi Co., Ltd.;
	13.	Sales contract dated January 15, 2009, between QiGi and Kunming Wuyao Tongxun Shebei Co., Ltd.;
	14.	Sales contract dated January 15, 2009, between QiGi and Quanzhou Huachen Telecommunications Maoyi Co., Ltd.;
	15.	Sales contract dated January 15, 2009, between QiGi and Shanghai Kun- Shiye Co., Ltd.;
	16.	Sales contract dated January 15, 2009, between QiGi and Chengdu Sanling Shengan Information Systems Co., Ltd.;

Section Number	Specific Disclosure
	17.	Sales contract dated January 16, 2009, between QiGi and Kunming Jingzheng Technology Electronics Co., Ltd.;
	18.	Sales contract dated .January 16, 2009, between QiGi and Shanghai Boxuan Tongxun Technology Co., Ltd.;
	19.	Sales contract dated January 16, 2009, between QiGi and Xiamen Huidesheng Maoyi Co., Ltd.;
	20.	Sales contract dated January 19, 2009, between QiGi and Shenzhen Linda Microelectronics Shiye Co., Ltd.;
	21.	Sales contract dated January 20, 2009, between QiGi and Wuhan Jiayuan Digital Technology Co., Ltd.;
	22.	Sales contract dated January 20, 2009, between QiGi and Beijing Hanming Xingtong Technology Co., Ltd.;
	23.	Sales contract dated January 21, 2009, between QiGi and Guiyang Naming District Huamei Tongxun Equipment Co., Ltd.;
	24.	Sales contract dated January 21, 2009, between QiGi and JInan Depu Tongxing Equipment Co., Ltd.;
	25.	Sales contract dated .January 21, 2009, between QiGi and Shanghai Shoushang Intelligence Communication Equipment Co., Ltd.;
	26.	Sales contract dated January 21, 2009, between QiGi and Shanghai Situman Electronic Technology Co., Ltd.;
	27.	Sales contract dated January 23, 2009, between QiGi and Shanxi Fanggeng Technology Development Co., Ltd.;
	28.	Sales contract dated February 1, 2009, between QiGi and Hanzhou Renxing Digital Technology Co., Ltd.;
	29.	Machinery purchase contract dated February 1, 2009, between QiGi and Guangdong Hexing Technology Co., Ltd.;
	30.	Sales contract dated February 3, 2009, between QiGi and Shenzen Quanqi Digital Co., Ltd.;
	31.	Sales contract dated February 3, 2009, between QiGi and Shenzhen Jingyu Shikong Tongxun Equipment Co., Ltd.;
	32.	Sales contract dated February 3, 2009, between QiGi and Suzhou Jingpai Mobile Phone Internet Co., Ltd.;
	33.	Sales contract dated February 3, 2009, between QiGi and Zhuhai Sanken Electronics Technology Co., Ltd.;
	34.	Sales contract dated February 3, 2009, between QiGi and Chengdu Hanbo Shangmao Co., Ltd.;
	35.	Sales contract dated February 3, 2009, between QiGi and Chongqing Bada Electronics Construction Co., Ltd.;
	36.	Sales contract dated February 3, 2009, between QiGi and Jinan Depu Tongxun Equipment Co., Ltd.;
	37.	Sales contract dated February 3, 2009, between QiGi and Yunnan Gelin Digital Technology Co., Ltd.;
	38.	Order form dated February 3, 2009, between QiGi and Dexing Intelligence Mobile Phone Technology (HK) Co., Ltd.;
	39.	Order form dated February 4, 2009, between QiGi and Dexing Intelligence Mobile Phone Technology (HK) Co., Ltd.;
	40.	Sales contract dated February 4, 2009, between QiGi and Changsha Jianfeng Chaoliu Tongxun Equipment Co., Ltd.;

Section Number	Specific Disclosure
	41.	Sales contract dated February 4, 2009, between QiGi and Shenzhen Linda Mictroelectronics Shiye Co., Ltd.;
	42.	Sales contract dated February 5, 2009, between QiGi and Shanghai E-te Digital Co., Ltd.;
	43.	Sales contract dated February 5, 2009, between QiGi and Beijing Sanren Weiye Shangmao Co., Ltd.;
	44.	Machinery purchase contract dated February 5, 2009, between QiGi and Guangzhou Gaoke Tongxing Technology Co., Ltd.;
	45.	Sales contract dated February 7, 2009, between QiGi and Taiyuan Tianfu Weiye Tongxun Equipment Co., Ltd.;
	46.	Sales contract dated February 7, 2009, between QiGi and Tianjin Meiritong Shangmao Co., Ltd.;
	47.	Sales contract dated February 7, 2009, between QiGi and Hefei Jiada Tongxun Technology Co., Ltd.;
	48.	Sales contract dated February 7, 2009, between QiGi and Shijiazhuang Tianwen Communication Tongxun Equipment Co., Ltd.;
	49.	Machinery purchase contract dated February 7, 2009, between QiGi and Guangdong Hexin Technology Co., Ltd.;
	50.	Sales contract dated February 8, 2009, between QiGi and Wuhan Zhongyu Electronics Co., Ltd.;
	51.	Sales contract dated February 10, 2009, between QiGi and Beijing Yihengteng Technology Development Co., Ltd.;
	52.	Sales contract dated February 13, 2009, between QiGi and Nanjing Lanbiao Digital Technology Co., Ltd.
	53.	Sales contract dated February 13, 2009, between QiGi and Henan Jielong Tongxun Technology Co., Ltd.;
	54.	Sales contract dated February 13, 2009, between QiGi and Beijing Mobile Xingzhi Tongxun Technology Co., Ltd.;
	55.	Sales contract dated February 1.3, 2009, between QiGi and Taiyuan Huilin Tongxun Information Technology Co., Ltd.;
	56.	Sales contract dated February 14, 2009, between QiGi and Qingdao Jingwei Tiandi Electronics Co., Ltd.;
	57.	Sales contract dated February 14, 2009, between QiGi and Huizhou Yicheng Technology Co., Ltd.;
	58.	Sales contract dated February 14, 2009, between QiGi and Quhan Jiayuan Digital Technology Co., Ltd.;
	59.	Sales contract dated February 14, 2009, between QiGi and Nanjing Runchang Electronics Co., Ltd.;
	60.	Sales contract dated February 18, 2009, between QiGi and Guangzhou Yuanchang Moayi Co., Ltd.;
	61.	Order form dated February 24, 2009, between QiGi and Dexing Intelligence Mobile Phone Technology (HK) Co., Ltd.;
	62.	Order form dated February 24, 2009, between QiGi and Dexing Wireless Tongxun Technology (Beijing) Co., Ltd.;
	63.	Order form dated February 26, 2009, between QiGi and Dexing Intelligence Mobile Phone Technology (Beijing) Co., Ltd.;
	64.	Sales contract dated March 2, 2009, between QiGi and Nanning Hengrongchang Shangmao Co., Ltd.;
	65.	Sales contract dated March 26, 2009, between QiGi and Wuhan Bohong Information Technology Co., Ltd.;

Section Number	Specific Disclosure
	66.	Sales contract dated March 2, 2009, between QiGi and Tianjing Chiwuxian Tongxun Technology Co., Ltd.;
	67.	Sales contract dated March 3, 2009, between QiGi and Shishi Fanhua Dianxun Maoyi Co., Ltd.;
	68.	Sales contract dated March 3, 2009, between QiGi and Shenzhen Jinbaolong Digital Technology Co., Ltd.;
	69.	Sales contract dated March, 2009, between QiGi and Shenzhen Chuangfeier Electronics Technology Co., Ltd.;
	70.	Sales contract dated March, 2009, between QiGi and Shanghai Yitianxia Technology Co., Ltd.;
	71.	Sales contract dated Match, 2009, between QiGi and Shanghai Longding Shangwu Co., Ltd.;
	72.	Sales contract dated March, 2009, between QiGi and Shanghai Zhengqi Shiye Co., Ltd.;
	73.	Sales contract dated March, 2009, between QiGi and Rizhao Taitong Electronics Co., Ltd.;
	74.	Sales contract dated March, 2009, between QiGi and Nanjing Puhan Gongmao Shiye Co., Ltd.;
	75.	Sales contract dated March, 2009, between QiGi and Hunan Bopu Technology Co., Ltd.;
	76.	Sales contract dated March, 2009, between QiGi and Changzhou Yuntuo Shangmao Co., Ltd.;
	77.	Machinery purchase contract dated March 5, 2009, between QiGi and Guangzhou Gaoke Tongxing Technology Co., Ltd.;
	78.	Sales contract dated March 6, 2009, between QiGi and Kunming Bangsheng Technology Co., Ltd.;
	79.	Sales contract dated March 7, 2009, between QiGi and Henan Zhongzheng Tongxun Co., Ltd.;
	80.	Sales contract dated March 7, 2009, between QiGi and Guangzhou Yuanchang Maoyi Co., Ltd.;
	81.	Sales contract dated March 7, 2009, between QiGi and Fujian Huaqiao Shiye Group Company;
	82.	Sales contract dated March 8, 2009, between QiGi and Hangzhou Jingpusheng Technology Co., Ltd.;
	83.	Sales contract dated March 8, 2009, between QiGi and Guangzhou Hengmi Maoyi Co., Ltd.;
	84.	Sales contract dated March 8, 2009, between QiGi and Dongguan Shilongjingyingtong Electronics Co., Ltd.;
	85.	Sales contract dated March 8, 2009, between QiGi and Chongmingyali Tongxun Technology Co., Ltd.;
	86.	Machinery purchase contract dated March 9, 2009, between QiGi and Guangdong Hexin Technology Co., Ltd.;
	87.	Machinery purchase contract dated March 10, 2009, between QiGi and Hangzhou Guanyuan Technology Co., Ltd.;
	88.	Sales contract dated March 12, 2009, between QiGi and Changsha Zhongtian Tongxun Technology Co., Ltd.;
	89.	Sales contract dated March 16, 2009, between QiGi and Kunming Wuyao Tongxun Equipment Co., Ltd.;
	90.	Sales contract dated March 16, 2009, between QiGi and Beijing Hanming Tongxing Technology Co., Ltd.;

Section Number	Specific Disclosure
	91.	Sales contract dated March 16, 2009, between QiGi and Nanjing Yingshui Tongxun Co., Ltd.;
	92.	Sales contract dated March 16, 2009, between QiGi and Hunan Yingyuan Zhongxing Information Technology Co., Ltd.;
	93.	Sales contract dated March 16, 2009, between QiGi and Kunming Xingkangcheng Information Technology Co., Ltd.;
	94.	Order form dated March 25, 2009, between QiGi and Dexing Wireless Tongxun Technology (Beijing) Co., Ltd.;
	95.	Sales contract dated March 2’7, 2009, between QiGi and Yiwu Daoye Internet Technology Co., Ltd.;
	96.	Sales contract dated April 1, 2009, between QiGi and Yancheng Ninghu Qiandao Tongxun Equipment Co., Ltd.;
	97.	Sales contract dated April 2, 2009, between QiGi and Xuzhou Sanjiu Intelligence Tongxun Co., Ltd.;
	98.	Sales contract dated April 2, 2009, between QiGi and Xiamen Huidesheng Maoyi Co., Ltd.;
	99.	Sales contract dated April 2, 2009, between QiGi and Wuhan Feiyang Technology Co., Ltd.;
	100.	Sales contract dated April 3, 2009, between QiGi and Tianjing Meiritong Shangmao Co., Ltd.;
	101.	Sales contract dated April 3, 2009, between QiGi and Suzhou Jingpai Mobile Internet Co., Ltd.;
	102.	Sales contract dated April 3, 2009, between QiGi and Shenzhen Guoxing Tongxun Technology Co., Ltd.;
	103	Sales contract dated April 3, 2009, between QiGi and Shanghai Shoushang Intelligence Tongxun Equipment Company;
	104.	Machinery purchase contract dated April 3, 2009, between QiGi and Shenzhen Zhongketianbo Technology Co., Ltd.;
	105.	Sales contract dated April, 2009, between QiGi and Shenzhen Quanqi Digital Co., Ltd.;
	106.	Sales contract dated April, 2009, between QiGi and Hefei Jiada Tongxun Technology Co., Ltd.;
	107.	Sales contract dated April 4, 2009, between QiGi and Shanghai Liangzeng Gongmao Co., Ltd.;
	108.	Sales contract dated April 4, 2009, between QiGi and Qingdao Jingweitiandi Electronics Co., Ltd.;
	109.	Sales contract dated April 4, 2009, between QiGi and Nanjing Lanbiao Digital Technology Co., Ltd.;
	110	Sales contract dated April 4, 2009, between QiGi and Nanjing Chaoyue Tongxun Equipment Co., Ltd.;
	111.	Sales contract dated April 4, 2009, between QiGi and Kunming Hengsheng Tongxun Co., Ltd.;
	112.	Sales contract dated April 6, 2009, between QiGi and Jinan Depu Tongxing Equipment Co., Ltd.;
	113.	Sales contract dated April 6, 2009, between QiGi and Huizhou Yicheng Technology Co., Ltd.;
	114.	Sales contract dated April 7, 2009, between QiGi and Henan Ruite Tongxun Equipment Co., Ltd.;
	115.	Sales contract dated April 8, 2009, between QiGi and Hangzhou Maoyi Co., Ltd.;

Section Number	Specific Disclosure
	116.	Sales contract dated April 8, 2009, between QiGi and Guangzhou Chuangwei Electronics Technology Co., Ltd.;
	117.	Sales contract dated April 8, 2009, between QiGi and Hanzhou Renxing Digital Technology Co., Ltd.;
	118.	Sales contract dated April 8, 2009, between QiGi and Foshan Nanhai Tianjun Electronics Co., Ltd.;
	119.	Sales contract dated April 8, 2009, between QiGi and Dongguan Lianyu Electronics Co., Ltd.;
	120.	Sales contract dated April 8, 2009, between QiGi and Dalian Sanhe Weiye Digital Technology Co., Ltd.;
	121.	Sales contract dated April 8, 2009, between QiGi and BeijingBode Technology Service Co., Ltd.;
	122.	Sales contract dated April, 2009, between QiGi and Chengdu Huadao Shangmao Co., Ltd.;
	123.	Sales contract dated April, 2009, between QiGi and Changde Yongxiang Maoyi Co., Ltd.;
	124.	Sales contract dated April, 2009, between QiGi and Wuhan Zhongguang Tongxing Company;
	125.	Sales contract dated April, 2009, between QiGi and Shandong Zhonglu Tongxing Technology Co., Ltd.;
	126.	Sales contract dated April, 2009, between QiGi and Zhenzhou Ridian Huaxing Technology Co., Ltd.;
	127.	Sales contract dated April, 2009, between QiGi and Yunnan Dianxing Co., Ltd. Information Technology Branch;
	128.	Machinery purchase contract dated April 15, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	129.	Machinery purchase contract dated April 16, 2009, between QiGi and Guangzhou Technology Tongxing Technology Co., Ltd.;
	130.	Machinery purchase contract dated April 16, 2009, between QiGi and Hangzhou Guangyuan Technology Co., Ltd.;
	131.	Machinery purchase contract dated April 18, 2009, between QiGi and Guangdong Hexing Technology Co., Ltd.;
	132.	Sales contract dated May 4, 2009, between QiGi and Tianjing Meiritong Shangmao Co., Ltd.;
	133.	Sales contract dated May 5, 2009, between QiGi and Changsha Jianfengchaoliu Tongxun Equipment Company;
	134.	Sales contract dated May 6, 2009, between QiGi and Shenzhen Lindawei Electronics Technology Shiye Co., Ltd.;
	135.	Sales contract dated May 6, 2009, between QiGi and Chongming Yali Tongxun Technology Co., Ltd.;
	136.	Sales contract dated May 7, 2009, between QiGi and Jinan Putongxing Equipment Co., Ltd.;
	137.	Sales contract dated May 7, 2009, between QiGi and Guangzhou Yuanchang Maoyi Co., Ltd.;
	138.	Sales contract dated May 7, 2009, between QiGi and Chengdu Hanbo Shangmao Co., Ltd.;
	139.	Sales contract dated May 8, 2009, between QiGi and Chongqing Badatong Electronics Gongcheng Co., Ltd.;
	140.	Sales contract dated May 8, 2009, between QiGi and Taiyuan Tianfuweiye Tongxun Equipment Co., Ltd.;

Section Number	Specific Disclosure
	141.	Machinery purchase contract dated May 10, 2009, between QiGi and Shenzhen Zhongketianbo Technology Co., Ltd.
	142.	Machinery purchase contract dated May II, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	143.	Sales contract dated May 11, 2009, between QiGi and Shenzhen Jingyushikong Tongxun Equipment Co., Ltd.;
	144	Sales contract dated May 2009, between QiGi and Shenzhen Quanqi Digital Co., Ltd.;
	145.	Machinery purchase contract dated May 12, 2009, between QiGi and Guangzhou Gaoketongxing Technology Co., Ltd.;
	146.	Machinery purchase contract dated May 12, 2009, between QiGi and Hanzhou Guangyuan Technology Co., Ltd.;
	147.	Sales contract dated May 12, 2009, between QiGi and Wuhan Zhongyu Electronics Co., Ltd.;
	148.	Sales contract dated May 12, 2009, between QiGi and Shanghai E-Te Digital Co., Ltd.;
	149.	Sales contract dated May 13, 2009, between QiGi and Yunnan Geling Digital Technology Co., Ltd.;
	150	Sales contract dated May 13, 2009, between QiGi and Beijing Yiheng Technology Development Co., Ltd.;
	151	Sales contract dated May 14, 2009, between QiGi and; Huizhou Yicheng Technology Co., Ltd.
	152.	Sales contract dated May 14, 2009, between QiGi and Shijiazhuang Tianwen Tongxun Equipment Co., Ltd.;
	153.	Sales contract dated May 15, 2009, between QiGi and Nanjing Runchang Electronics Co., Ltd.;
	154.	Sales contract dated May 15, 2009, between QiGi and Wuhan Jiayuan Digital Technology Co., Ltd.;
	155.	Sales contract dated May 18, 2009, between QiGi and Nanjing Lanbiao Digital Technology Co., Ltd.;
	156.	Sales contract dated May 18, 2009, between QiGi and Hanzhong Yongquan Maoyi Co., Ltd.;
	157.	Sales contract dated May 19, 2009, between QiGi and Guangzhou Chuangwei Electronics Technology Co., Ltd.;
	158.	Sales contract dated May 20, 2009, between QiGi and Foshan Nanhai Tianjun Electronics Co., Ltd.;
	159.	Sales contract dated May 22, 2009, between QiGi and Hennan Jielong Tongxing Technology Co., Ltd.;
	160.	Order formdated May 22, 2009, between QiGi and Dexig Intelligent Mobile Technology(Beijing) Co., Ltd.;
	161.	Sales contract dated May 25, 2009, between QiGi and Guangzhou Xiangjing Digital Technology Co., Ltd.;
	162	Sales contract dated May 28, 2009, between QiGi and Changde Yongxiang Maoyi Co., Ltd.;
	163.	Sales contract dated May 28, 2009, between QiGi and Langfang Langbo Tongxun Electronics Technology Co., Ltd.;
	164.	Sales contract dated May 29, 2009, between QiGi and Chengdu Jiashi Shiye Jingchukou Maoyi Co., Ltd.;
	165.	Sales contract dated May 29, 2009, between QiGi and Xingqiang Gongzhong Information Chanye Co., Ltd.;

Section Number	Specific Disclosure
	166.	Sales contract dated June 1, 2009, between QiGi and Henan Zhongzheng Tongxun Co., Ltd.;
	167.	Sales contract dated June 1, 2009, between QiGi and Hangzhou Jingpusheng Technology Co., Ltd.;
	168.	Sales contract dated June 2, 2009, between QiGi and Kunming Bangsheng Technology Co., Ltd.;
	169.	Machinery purchase contract dated June 3, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	170.	Order form dated June 4, 2009, between QiGi and Dexing Intelligent Mobile Technology (HK) Co., Ltd.;
	171.	Sales contract dated June 5, 2009, between QiGi and Kunming Wuyao Tongxun Equipment Co., Ltd.;
	172.	Machinery purchase contract dated June 7, 2009, between QiGi and Shenzhen Zhongketianbo Technology Co., Ltd.;
	173.	Sales contract dated June 8, 2009, between QiGi and Nanning Hengrongchang Shangmao Co., Ltd.;
	174.	Sales contract dated June 8, 2009, between QiGi and Rizhao Taitong Electronics Co., Ltd.;
	175.	Machinery purchase contract dated June 8, 2009, between QiGi and Hangzhoug Guangyuan Technology Co., Ltd.;
	176.	Machinery purchase contract dated June 9, 2009, between QiGi and Guangzhou Gaoke Tongxing Technology Co., Ltd.;
	177.	Sales contract dated June 9, 2009, between QiGi and Zhuhai Sankeng Electronics Technology Co., Ltd.;
	178.	Sales contract dated June 10, 2009, between QiGi and Zhuhai Shunlian Electronics Co., Ltd.;
	179.	Sales contract dated June 10, 2009, between QiGi and Chongqing Kemei Tongxun Equipment Co., Ltd.;
	180.	Sales contract dated June 11, 2009, between QiGi and Zhengzhou Yuguang Shangmao Copmany;
	181.	Sales contract dated June 11, 2009, between QiGi and Shijiazhuang Tianwen Tongxun Equipment Co., Ltd.;
	182.	Sales contract dated June 12, 2009, between QiGi and Beijing Yihengteng Technology Development Co., Ltd.;
	183.	Sales contract dated June 15, 2009, between QiGi and Qingdao Jingweitiandi Electronics Co., Ltd.;
	184.	Sales contract dated June 15, 2009, between QiGi and Shanghai Situman Sianxing Technology Co., Ltd.;
	185.	Sales contract dated June 2009, between QiGi and Quanzhou Huacheng Dianxing Maoyi Co., Ltd.;
	186.	Sales contract dated June 18, 2009, between QiGi and Guangzhou Hengyoumi Maoyi Co., Ltd.;
	187.	Sales contract dated June 19, 2009, between QiGi and Guangzhou Yuanchang Maoyi Co., Ltd.;
	188.	Sales contract dated June, 2009, between QiGi and Fujian Huaqiao Group Shiye Company;
	189.	Sales contract dated June, 2009, between QiGi and Changzhou Yuntuo Shangmao Co., Ltd.;
	190.	Sales contract dated June 22, 2009, between QiGi and Changsha Zhongtian Tongxun Technology Co., Ltd.;

Section Number	Specific Disclosure
	191.	Sales contract dated June 22, 2009, between QiGi and Nanjing Yingshui Tongxun Co., Ltd.;
	192.	Sales contract dated June 23, 2009, between QiGi and Shanghai Yitianxia Technology Co., Ltd.;
	193.	Sales contract dated June, 2009, between QiGi and Shenzhen Chuangfeier Electronics Technology Co., Ltd.;
	194.	Sales contract dated June, 2009, between QiGi and Shanghai Longding Shangwu Co., Ltd.;
	195.	Sales contract dated June 26, 2009, between QiGi and Shenzhen Jingbaolong Digital Technology Co., Ltd.;
	196.	Sales contract dated June 26, 2009, between QiGi and Shishi Fanhua Dianxun Maoyi Co., Ltd.;
	197.	Sales contract dated .June 26, 2009, between QiGi and Tianjing Chiwuxian Tongxun Technology Co., Ltd.;
	198.	Sales contract dated June 29, 2009, between QiGi and Wuhan Bohong Information Technology Co., Ltd.;
	199.	Sales contract dated .June 29, 2009, between QiGi and Shanxi Fanggeng Technology Development Co., Ltd.;
	200.	Sales contract dated June 30, 2009, between QiGi and Tianjing Tiandi Weiye Technology Co., Ltd.;
	201.	Sales contract dated June, 2009, between QiGi and Shandong Yiwei Information Technology Co., Ltd.;
	202.	Sales contract dated June, 2009, between QiGi and Beijing Taixing Jiye Technology Development Co., Ltd.;
	203.	Sales contract dated July 1, 2009, between QiGi and Chongqing Zhangshangqiankun Digital Technology Co., Ltd.;
	204.	Sales contract dated July 1, 2009, between QiGi and Dalian Sanhe Weiye Digital Technology Co., Ltd.;
	205.	Sales contract dated .July 2, 2009, between QiGi and Beijing Bote Technology Services Co., Ltd.;
	206.	Machinery purchase contract dated July 2, 2009, between QiGi and Hangzhou Guangyuan Technology Co., Ltd.;
	207.	Machinery purchase contract dated .July 3, 2009, between QiGi and Shenzhen Zhongketianbo Technology Co., Ltd.;
	208.	Sales contract dated .July 3, 2009, between QiGi and Dongguan Lianyu Electronics Co., Ltd.;
	209.	Sales contract dated July, 2009, between QiGi and Guangzhou Chuangwei Electronics Technology Co., Ltd.;
	210.	Sales contract dated July, 2009, between QiGi and Hangzhou Yongquan Maoyi Co., Ltd.;
	211.	Sales contract dated July, 2009, between QiGi and Nanjing Chaoyue Tongxun Equipment Co., Ltd.;
	212.	Sales contract dated July, 2009, between QiGi and Wuhan Feiyang Technology Co., Ltd.;
	213.	Sales contract dated July, 2009, between QiGi and Chengdu Sanling Shengan Information System Co., Ltd.;
	214.	Sales contract dated .July 6, 2009, between QiGi and Hanzhou Renxing Digital Technology Co., Ltd.;
	215.	Sales contract dated July 6, 2009, between QiGi and Hefei JIada Tongxun Technology Co., Ltd.;

Section Number	Specific Disclosure
	216.	Sales contract dated .July 7, 2009, between QiGi and Huizhou Yicheng Technology Co., Ltd.;
	217.	Machinery purchase contract dated .July 7, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	218.	Sales contract dated .July 8, 2009, between QiGi and Henan Ruite Tongxun Equipment Co., Ltd.;
	219.	Sales contract dated July 8, 2009, between QiGi and Henan Depu Tongxing Equipment Co., Ltd.;
	220.	Sales contract dated July 9, 2009, between QiGi and Kunming Hengsheng Tongxun Co., Ltd.;
	221.	Sales contract dated .July 9, 2009, between QiGi and Nanjing Lanbiao Digital Technology Co., Ltd.;
	222.	Sales contract dated July 10, 2009, between QiGi and Shanghai Liangzeng Gongcheng Co., Ltd.;
	223.	Sales contract dated .July 10, 2009, between QiGi and Qingdao Weitiandi Electronics Co., Ltd.;
	224.	Sales contract dated July 13, 2009, between QiGi and Shenzhen Quanqi Digital Co., Ltd.;
	225.	Machinery purchase contract dated July 13, 2009, between QiGi and Guangzhou Gaoke Tongxing Technology Co., Ltd.;
	226.	Sales contract dated July 13, 2009, between QiGi and Shanghai Shoushang Intelligence Tongxun Equipment Company;
	227.	Sales contract dated July 15, 2009, between QiGi and Shenzhen Guoxing Tongxun Technology Co., Ltd.;
	228.	Sales contract dated July 15, 2009, between QiGi and Suzhou Jingpai Mibile Phone Network Co., Ltd.;
	229.	Sales contract dated July 16, 2009, between QiGi and Xiamen Huidesheng Maoyi Co., Ltd.;
	230.	Sales contract dated July 16, 2009, between QiGi and Xuzhou Sanjiu Intelligence Tongxun Co., Ltd.;
	231.	Sales contract dated .July 18, 2009, between QiGi and Yanhu Ninghu District Qiandao Tongxun Equipment Co., Ltd.;
	232.	Sales contract dated July 20, 2009, between QiGi and Yiwu Daoye Internet Technology Co., Ltd.;
	233.	Sales contract dated July 20, 2009, between QiGi and Kunming Changcheng Information Technology Co., Ltd.;
	234.	Sales contract dated .July 21, 2009, between QiGi and Beijing Mobile Xingzhi Tongxun Technology Co., Ltd.;
	235.	Sales contract dated .July 21, 2009, between QiGi and Taiyuan Huiling Tongxing Information Technology Co., Ltd.;
	236.	Machinery purchase contract dated August 2, 2009, between QiGi and Shenzhen Zhongketianbo Technology Co., Ltd.;
	237.	Machinery purchase contract dated August 3, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	238.	Sales contract dated August 4, 2009, between QiGi and Chengdu Huadao Shangmao Co., Ltd.;
	239.	Sales contract dated August 4, 2009, between QiGi and Guangzhou Zhongxian Electronics Technology Co., Ltd.;
	240.	Sales contract dated August 4, 2009, between QiGi and Wuxi Intelligence Mobile Phone Technology Service Company;

Section Number	Specific Disclosure
	241.	Machinery purchase contract dated August 5, 2009, between QiGi and Guangzhou Gaoke Tongxung Technology Co., Ltd.;
	242.	Sales contract dated August, 2009, between QiGi and Xuzhou Yitong Intelligence Tongxun Co., Ltd.;
	243.	Sales contract dated August, 2009, between QiGi and Chongqing Feihong Mobile Tongxun Equipment Co., Ltd.;
	244.	Sales contract dated August, 2009, between QiGi and Taiyuan Tianfu Weiye Tongxun Equipment Co., Ltd.;
	245.	Sales contract dated August, 2009, between QiGi and Shanghai E-Te Digital Co., Ltd.;
	246.	Sales contract dated August, 2009, between QiGi and Wuhan Jiayuan Digital Technology Co., Ltd.;
	247.	Sales contract dated August, 2009, between QiGi and Nanjing Lanbiao Digital Technology Co., Ltd.;
	248.	Sales contract dated August, 2009, between QiGi and Foshan Nanhai Tianjun Electronics Co., Ltd.;
	249.	Sales contract dated August, 2009, between QiGi and Zhengzhou Ridianhua Information Technology Co., Ltd.;
	250.	Sales contract dated August, 2009, between QiGi and Yunnan Dianxing Co., Ltd. Information Technology Branch;
	251.	Sales contract dated August 7, 2009, between QiGi and Jinan Depu Tongxing Equipment Co., Ltd.;
	252.	Sales contract dated August 7, 2009, between QiGi and Chongming Yali Tongxun Technology Co., Ltd.;
	253.	Sales contract dated August 10, 2009, between QiGi and Shenzhen Lindawei Electronics Technology Shiye Co., Ltd.;
	254.	Sales contract dated August 10, 2009, between QiGi and Changsha Jianfenghu Chaoliu Tongxun Equipment Company;
	255.	Sales contract dated August 13, 2009, between QiGi and Tianjin Miritong Shangmao Co., Ltd.;
	256.	Sales contract dated August 17, 2009, between QiGi and Shenzhen Tongxun Equipment Co., Ltd.;
	257.	Sales contract dated August 19, 2009, between QiGi and Shenzhen Digital Co., Ltd.;
	258.	Sales contract dated August 19, 2009, between QiGi and Wuhan Zhongyu Electronics Co., Ltd.;
	259.	Sales contract dated August 21, 2009, between QiGi and Yunnan Gelin Digital Technology Co., Ltd.;
	260.	Sales contract dated August 21, 2009, between QiGi and Beijing Yihenteng Technology Development Co., Ltd.;
	261.	Sales contract dated August 24, 2009, between QiGi and Huizhou Yicheng Technology Co., Ltd.;
	262.	Sales contract dated August 27, 2009, between QiGi and Guangzhou Chuangwei Electronics Technology Co., Ltd.;
	263.	Sales contract dated August 28, 2009, between QiGi and Henan Jielong Tongxin Technology Co., Ltd.;
	264.	Sales contract dated August 28, 2009, between QiGi and Guangzhou Xiangjin Digital Technology Co., Ltd.;
	265.	Sales contract dated August 31, 2009, between QiGi and Changde Yongxiang Maoyi Co., Ltd.;

Section Number	Specific Disclosure
	266.	Sales contract dated August 31, 2009, between QiGi and Hunan Yingyuan Zhongxing Information Technology Co., Ltd.;
	267.	Sales contract dated September 1, 2009, between QiGi and Yunnan Dianxing Co., Ltd. Information Technology Branch;
	268.	Sales contract dated September 1, 2009, between QiGi and Shanghai Yitianxia Technology Co., Ltd.;
	269.	Sales contract dated September 2, 2009, between QiGi and Shenzhen Jingbaolong Digital Technology Co., Ltd.;
	270.	Machinery purchase contract dated September 2, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	271.	Machinery purchase contract dated September 2, 2009, between QiGi and Shenzhen Zhongke Tianbo Technology Co., Ltd.;
	272.	Machinery purchase contract dated September 3, 2009, between QiGi and Shenzhen Zhongke Tianbo Technology Co., Ltd.;
	273.	Sales contract dated September, 2009, between QiGi and Shenzhen Chuangfeier Electronics Technology Co., Ltd.;
	274.	Sales contract dated September, 2009, between QiGi and Nanjing Yingshui Tongxun Co., Ltd.;
	275.	Sales contract dated September, 2009, between QiGi and Guangzhou Hengmi Maoyi Co., Ltd.;
	276.	Sales contract dated September, 2009, between QiGi and Beijing Hanming Xingtong Technology Co., Ltd.;
	277.	Sales contract dated September, 2009, between QiGi and Kunming Bangsheng Technology Co., Ltd.;
	278.	Sales contract dated September, 2009, between QiGi and Kunming Wuyao Tongxun Equipment Co., Ltd.;
	279.	Sales contract dated September, 2009, between QiGi and Dongguan Lianyu Electronics Co., Ltd.;
	280.	Sales contract dated September, 2009, between QiGi and Shijiazhuang Tainwen Tongxun Equipment Co., Ltd.;
	281.	Sales contract dated September, 2009, between QiGi and Changzhou Yuntuo Shangmao Co., Ltd.;
	282.	Sales contract dated September, 2009, between QiGi and Chengdu Jiashi Shiye Jingchukou Maoyi Co., Ltd.;
	283.	Sales contract dated September, 2009, between QiGi and Zhenzhou Ridianhua Information Technology Co., Ltd.;
	284.	Sales contract dated September, 2009, between QiGi and Xingqiang Gongzhong Information Chanye Co., Ltd.;
	285.	Sales contract dated September, 2009, between QiGi and Langfang Langbo Tongxun Electronics Technology Co., Ltd.;
	286.	Sales contract dated September 4, 2009, between QiGi and Shanghai Longding Shangwu Co., Ltd.;
	287.	Sales contract dated September 4, 2009, between QiGi and Changsha Zhongtian Tongxun Technology Co., Ltd.;
	288.	Sales contract dated September 4, 2009, between QiGi and Shanghai Longding Shangwu Co., Ltd.;
	289.	Sales contract dated September 7, 2009, between QiGi and Guangzhou Yuanchang Maoyi Co., Ltd.;
	290.	Machinery purchase contract dated September 8, 2009, between QiGi and Guangzhou Gaoke Tongxing Technology Co., Ltd.;

Section Number	Specific Disclosure
	291.	Advertising information distribution contract dated September 8, 2009, between QiGi and Beiheng Chaomeng Wangxing Technology Co., Ltd.;
	292.	Sales contract dated September 9, 2009, between QiGi and Quanzhou Huachen Dianxun Maoyi Co., Ltd.;
	293.	Sales contract dated September 9, 2009, between QiGi and Qingdao Jingwei Tiandi Electronics Co., Ltd.;
	294.	Machinery purchase contract dated September 10, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	295.	Machinery purchase contract dated September 10, 2009, between QiGi and Shenzhen Zhongke Tianbo Technology Co., Ltd.;
	296.	Sales contract dated September 11, 2009, between QiGi and Hefei Jiada Tongxun Technology Co., Ltd.;
	297.	Sales contract dated September 11, 2009, between QiGi and Xiamen Huidesheng Maoyi Co., Ltd.;
	298.	Sales contract dated September 14, 2009, between QiGi and Chongqing Tiandisheyuan Shangmao Co., Ltd.;
	299.	Sales contract dated September 14, 2009, between QiGi and Henan Zhongzheng Tongxun Co., Ltd.;
	300.	Sales contract dated September 16, 2009, between QiGi and Hangzhou Jingpu Technology Co., Ltd.;
	301.	Sales contract dated September 17, 2009, between QiGi and Nanning Hengrongchang Shangmao Co., Ltd.;
	302.	Sales contract dated September 17, 2009, between QiGi and Rizhao Taitong Electronics Co., Ltd.;
	303.	Machinery purchase contract dated September 20, 2009, between QiGi and Zhejiang Rongxing Technology Development Co., Ltd.;
	304.	Sales contract dated September 21, 2009, between QiGi and Zhuhai Sanken Electronics Technology Co., Ltd.;
	305.	Sales contract dated September 21, 2009, between QiGi and Chongqing Kemei Tongxun Shebei Co., Ltd.;
	306.	Sales contract dated September 23, 2009, between QiGi and Zhengzhou Yuguang Shangmao Co., Ltd.;
	307.	Sales contract dated September 25, 2009, between QiGi and Beijing Yihengteng Technology Development Co., Ltd.;
	308.	Sales contract dated September 28, 2009, between QiGi and Shanghai Tuman Dianxing Technology Co., Ltd.;
	309.	Sales contract dated September 28, 2009, between QiGi and Fujian Huaqiao Shiye Group Co., Ltd.;
	310.	Sales contract dated September 29, 2009, between QiGi and Shandong Zhonglu Tongxing Technology Co., Ltd.;
	311.	Sales contract dated September 30, 2009, between QiGi and Tianjin Tiandi Weiye Technology Co., Ltd.

Section Number	Specific Disclosure
Section 10.4	nil
Section 11.1	nil
Section 11.3	nil
Section 13	nil
Section 15	nil
Section 16.1	nil
Section 16.7	All the employees of the Domestic Company has participated in the mandatory social insurance scheme and the housing funds scheme.
Section 17	nil
Section 18	nil
Section 22	nil
Section 23.1	nil
Section 23.2	nil

SCHEDULE 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company that the statements contained in this Schedule 7 attached hereto are true, correct and complete with respect to such Purchaser as of the Closing.
1.	Authorization.
The Purchaser has full power, authority and legal capacity to enter into, deliver and perform the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws.
2.	Compliance with other Instruments.
The execution, delivery and performance by the Purchaser of the Transaction Documents does not and will not contravene, breach or violate the terms of any agreement, document or instrument to which such Purchaser is a party or by which any of such Purchaser ‘s assets or properties are bound.
3.	Disclosure of Information.
The Purchaser has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Shares with the Group Companies’ management and has had an opportunity to review the Group Companies’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Warrantor in Section 4 of this Agreement, or the right of the Purchaser to rely thereon save as set forth in the Disclosure Schedule.
4.	Purchase Entirely for Own Account.
This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

SCHEDULE 8
CAPITALIZATION TABLE

	Shareholders
Shareholders	(Class B Ordinary
(Ordinary Shares)	Shares)	Number	Percentage

Active Century Holdings Limited		96	96%
	China Techfaith Wireless Communication Technology Limited	4	4%

Total		100	100%

EXHIBIT A-1
PLAN OF RESTRUCTURING
(attached)

EXHIBIT A-2
FORM OF CONTROL DOCUMENTS
(attached)

EXHIBIT B
RESTATED ARTICLES
(attached)

EXHIBIT C
SHAREHOLDERS’ AGREEMENT
(attached)

EXHIBIT D
LETTER OF COMMITMENT AND NON-COMPETE
(attached)

EXHIBIT E
FORM OF EMPLOYMENT AGREEMENT
(attached)

EXHIBIT F-1
FORM OF DIRECTOR COMPLIANCE CERTIFICATE
(attached)

EXHIBIT F-2
FORM OF FOUNDERS COMPLIANCE CERTIFICATE
(attached)

EXHIBIT G

FORM OF INDEMNIFICATION AGREEMENT
(attached)

EXHIBIT H
FORM OF MANAGEMENT RIGHTS LETTER
(attached)

EXHIBIT I
FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
(attached)